                                                                    EXHIBIT 12.1


                      RATIO OF EARNINGS TO FIXED CHARGES

                                 (in thousands)


                                                    NINE MONTHS
                                                       ENDED                  FOR THE YEARS ENDED DECEMBER 31,
                                                   SEPTEMBER 30,   ------------------------------------------------------
                                                        1999          1998        1997        1996       1995       1994
                                                   -------------   ---------   ----------   --------   -------    -------
Earnings before Minority interest                  $      98,169   $ 173,677   $   61,147   $ 51,607   $41,509    $25,409
 and Equity (Income)/Loss......
Fixed Charges..................                           28,263      33,620       25,759     28,749    22,505     20,568
                                                   -------------   ---------   ----------   --------   -------    -------
  Adjusted Earnings............                          126,432     207,297       86,906     80,356    64,014     45,977

Fixed Charges
Interest.......................                    $      26,664      29,720       22,359     23,916    19,538     17,468
Assumed interest element
 included  in rent expense (1).                            1,559       3,900        3,400      4,833     2,967      3,100
                                                   -------------   ---------   ----------   --------   -------    -------
Total Fixed Charges............                           28,263      33,620       25,759     28,749    22,505     20,568


Earnings Available to Cover
Fixed Charges(*)...............                    $     126,432   $ 207,297   $   86,906   $ 80,356  $ 64,014    $45,977

Ratio of Earnings to Fixed Charges                          4.47        6.17         3.37       2.80      2.84       2.24
-------------------------

(*) Earnings consist of earnings before income taxes, minority interest and equity (income)/loss plus fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs, and that portion of rental expense we believe to be representative of interest.

(1) Total rent expense for the year divided by three. This is the portion of rental expense that Safeguard Scientifics, Inc. believes to be representative of interest.

                 PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES

                                                     NINE MONTHS
                                                        ENDED                       YEAR ENDED
                                                 SEPTEMBER 30, 1999             DECEMBER 31, 1998
                                                 ------------------           -----------------------

Earnings before Minority interest                         $ 98,169                           $173,677
and Equity (Income)/Loss.........................

Fixed Charges....................................           28,181                             39,340
                                                          --------                           --------
  Adjusted Earnings..............................          126,350                            213,017

Fixed Charges
Interest.........................................           26,582                             35,440

Assumed interest element included in rent
 expense (1).....................................            1,599                              3,900
                                                          --------                           --------
Total Fixed Charges..............................           28,181                             39,340

Earnings Available to Cover
Fixed Charges(*).................................         $126,350                           $213,017

Ratio of Earnings to Fixed Charges...............             4.48                               5.41


(*) Earnings consist of earnings before income taxes, minority interest and equity (income)/loss plus fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs, and that portion of rental expense we believe to be representative of interest.

(1) Total rent expense for the year divided by three. This is the portion of rental expense that Safeguard Scientifics, Inc. believes to be representative of interest.